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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Corillian Corporation:


We consent to incorporation by reference in the registration statements (Nos. 333-72652, 333-55176 and 333-35448) on Form S-8 of Corillian Corporation of our report dated January 31, 2003, relating to the consolidated balance sheets of Corillian Corporation and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Corillian Corporation Annual Report on Form 10-K for the year ended December 31, 2002.


                                  /s/ KPMG LLP




Portland, Oregon
March 21, 2003